UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 8, 2013

Alpha and Omega Semiconductor Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-34717	77-0553536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11 Bermuda
(Address of principal executive offices)

(408) 830-9742
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2013, the Board of Directors (the "Board") of Alpha and Omega Semiconductor Limited (the "Company"), upon recommendation from the Nominating and Corporate Governance Committee of the Board, appointed Dr. King Owyang, Ph.D. to serve as a member of the Board, effective April 10, 2013. The Board intends to appoint Dr. Owyang to serve on the standing committees of the Board, to be determined at a later date.

Pursuant to the Company's automatic grant program for non-employee directors under the 2009 Share Option/Share Issuance Plan (the "Plan"), on April 10, 2013, the effective date of his appointment, Mr. Owyang was granted an option to purchase 5,000 common shares ("Common Shares") of the Company (the "Option"). The exercise price of the Option is $9.19, which represents the closing sales price of the Common Shares on The NASDAQ Global Market on such date. The Option will be immediately exercisable for any or all shares. However, any unvested shares underlying the Option are subject to the Company's repurchase rights under the Plan. The shares underlying the Option will vest, and the Company's repurchase right will lapse, on the date of the next succeeding regular annual shareholder's meeting following the grant date if he continues his Board service through such annual meeting date. The Option has a term of 10 years from the grant date, subject to early termination following his cessation of Board service.

On April 12, 2013, the Company issued a press release announcing the appointment of Dr. Owyang, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference. The foregoing description of the terms of the Option is only a summary and qualified in its entirety by the Plan, a copy of which is filed as Exhibit 10.3 to the Registration Statement on Form F-1 filed on March 31, 2010.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

99.1	Press release, dated as of April 12, 2013

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha and Omega Semiconductor Limited
Date: April 12, 2012	By:	/s/ MARY L. DOTZ Mary L. Dotz Chief Financial Officer and Corporate Secretary